Exhibit 99.0	Press Release: Data I/O Announces Michael Tidwell as Vice President of Marketing and Business Development

Redmond, WA, April 30, 2019 – Data I/O Corporation (NASDAQ:DAIO), a leading global provider of advanced data programming and security provisioning solutions for flash-memory, flash based microcontrollers, secure elements and authentication ICs announced that Michael Tidwell will be joining the company as Vice President of Marketing and Business Development.  Michael brings a wealth of experience in Software, Security and Product Management. Michael was previously head of Marketing and Business Development at Sansa Security, a leading SW security IP provider that was sold to ARM Holdings.  Michael was also head of product marketing at the ARM IoT Services Group.  Prior to Sansa, Michael was Vice President of Business and Market Development at BSQUARE Corporation. Michael is a Summa Cum Laude graduate of Georgia Tech with a degree in electrical engineering. He completed a MSEE at the University of Washington.

“We are thrilled to have Michael join Data I/O” said Anthony Ambrose, President and CEO of Data I/O Corporation. “As the market for IoT devices grows rapidly, security is cited as the #1 barrier to adoption. The Data I/O SentriX® platform creates a trusted foundation in hardware, solving this critical need for customers of all sizes. Michael’s combination of security expertise, industry relationships, and business development experience will build upon a very strong foundation and accelerate global adoption of the SentriX security provisioning platform.”

“I am excited to join Data I/O at this exciting time in the company’s history” said Michael Tidwell, Vice President, Data I/O Corporation. “SentriX is the platform of choice for semiconductor manufacturers and their distribution partners, Certificate Authorities, solution providers and programming centers to ignite the IoT market for true hardware based security. “

NASDAQ Required Equity Disclosure

Pursuant to NASDAQ rules, the initial equity compensation for Michael Tidwell was approved by the Compensation Committee, consisting of only independent directors. They approved an option and restricted stock grant which were to be made as employment inducement grants included in his offer letter and consisted as follows:  an inducement grant of 25,000 Non-Qualified Stock Options vesting quarterly over 4 years with a six year life, with an May 1, 2019 grant date, and a Fair Market Value option price (the average of the high and low price for the day); an inducement grant of 50,000  Restricted Stock Units vesting annually over 4 years; and a signing grant of 7,500 Restricted Stock Units vesting quarterly over 1 year.   The equity grants are made under or pursuant to the terms of the Data I/O Corporation 2000 Stock Incentive Compensation Plan.

About Data I/O Corporation

Since 1972 Data I/O has developed innovative solutions to enable the design and manufacture of electronic products for automotive, Internet-of-Things, medical, wireless, consumer electronics, industrial controls and other markets. Today, our customers use Data I/O security provisioning and programming solutions to reliably, securely, and cost-effectively bring innovative new products to life. These solutions are backed by a global network of Data I/O support and service professionals, assuring success for our customers.  For more information, please visit www.dataio.com

Contact:

  Data I/O Corporation

  Jennifer Higgins

  Marketing and Communications Manager

  425-867-6922

  higginj@dataio.com